[GOLDEN TELECOM, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

Golden Telecom announces receipt of letter from the Nasdaq Stock Market regarding compliance with the Nasdaq Marketplace Rule 4350
(composition of audit committee)

MOSCOW, Russia (March 31, 2006) — Golden Telecom, Inc. (or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced that on March 29, 2006, it received a letter dated March 21, 2006 from the Nasdaq Stock Market (“Nasdaq”) in reply to the Company’s notification to Nasdaq that the Company was not in compliance with Nasdaq’s Marketplace Rule 4350 which requires that its audit committee have at least three independent members. The Company’s non-compliance was created by the resignation from the Board of Directors of Mr. Ashley Dunster, who was an independent director and a member of the audit committee. The Nasdaq letter confirms that, under Rule 4350(d)(4), the Company has until the earlier of its next annual meeting of stockholders or March 15, 2007 to regain compliance with the audit committee composition requirements.

The Company’s next annual meeting is scheduled for May 18, 2006. The Company intends to elect independent directors at the annual meeting and to immediately fill the vacancy on the audit committee with a qualified candidate.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber optic and satellite-based networks, including approximately  259 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on the election of independent directors at the Company’s annual meeting of stockholders and to appoint independent directors to its audit committee. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that independent directors are not elected to the Company’s Board of Directors or that the independent directors do not agree to sit on the Company’s audit committee. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly report on Form 10-Q and current reports on Form 8-K filed during 2006, and the Company’s annual report on Form 10-K for the year ended December 31, 2005.

For additional information please contact:

Public relations:
Anna Chin Go Pin
e-mail: pr@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
Ranjit Singh
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com